December 29, 2008

Golden Eagle International, Inc.
9661 South 700 East
Salt Lake City, Utah 84070
Attn: President

Gentlemen:

Enclosed with this letter is our stock certificate, issued in the name of Golden Eagle Mineral Holdings, Inc. (“GEMH”), representing a total of 487,746,250 shares of Golden Eagle International, Inc. (“Golden Eagle”) common stock, as follows:

Cert No.	Date Issued	Shares
G- 6906	06/19/08	487,746,250

	total	487,746,250

This certificate has been endorsed to Golden Eagle, and such endorsement has been properly guaranteed for delivery to Golden Eagle’s transfer agent, cancellation, and return to authorized but unissued shares of Golden Eagle common stock (the “Share Surrender”). These certificates are being returned to you for cancellation under the following conditions:

1.	Golden Eagle will issue to us one share of its Series C Contingent Convertible Preferred Stock (the “Series C Stock”) which will have the rights and preferences as set forth in the attached designation of preferences and rights;

2.	Golden Eagle will continue to file reports under the Securities Exchange Act of 1934, as amended for so long as the Series C Stock is outstanding;

3.	Golden Eagle will in good faith and before the end of 2009 seek shareholder approval for an increase in the authorized capitalization of Golden Eagle, or a reduction in the number of shares outstanding as compared to the number of authorized shares (through a reverse stock split or otherwise), and if the shareholders do not approve such an increase or reduction, to seek such approval each year thereafter that Golden Eagle holds a shareholders’ meeting;

4.	We have discussed the advisability of the Share Surrender with our legal, financial, tax, investment, and other advisors, and have considered all information about Golden Eagle as is publicly available. We are completing the Share Surrender of our own free will, and without expectation of any further consideration but for the share of Series C Stock.

5.	We are aware that the share of Series C Stock is and will continue to be “restricted stock” as that term is defined in Rule 144 under the Securities Act of 1933. We are acquiring the share of Series C Stock for our own account, based on our own investigation, and with no intention to distribute any interest in the Series C Stock to any other person.

6.	We are completing the Share Surrender gratuitously for Golden Eagle, expecting no further consideration except for the Series C Stock and the other representations and warranties contained herein. We understand that Golden Eagle may reissue all or a portion of the shares of common stock included in the Share Surrender, but we will have no participation in that reissuance should it occur. We are not aware of any specific plans for any such reissuance.

7.	We are aware of our reporting obligations, and will file all necessary and appropriate reports under §13(d) and §16(a) of the Securities Exchange Act of 1934 timely in accordance with the rules. We have consulted with our legal advisors regarding the applicability of §16(b) of the Securities Exchange Act of 1934 to this transaction and to any other transactions we may have entered into or may consider in the future with respect to Golden Eagle common stock, and have concluded that there is no profit and therefore no applicability.

8.	Upon your acceptance of the Share Surrender, we both agree that our agreement of May 1, 2008, is void ab initio, and has no further force or effect.

Please indicate your acceptance of the Share Surrender by executing this agreement below, and returning it to the undersigned together with the certificate representing the share of Series C Stock.

GOLDEN EAGLE MINERAL HOLDINGS, INC. By: /s/ J. Miguel Monroy —————————————— J. Miguel Monroy, M.D., General Manager

Accepted by Golden Eagle International, Inc., this 29th day of December, 2008.

By: /s/ Terry C. Turner —————————————— Terry C. Turner, President